Exhibit 23.7

CONSENT OF DIRECTOR-NOMINEE

This consent of director-nominee is delivered in connection with the registration statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”) and the related prospectus of Brookfield Asset Management Ltd.

The undersigned consents to being named and described in the Registration Statement, the prospectus forming part of the Registration Statement, and any related free writing prospectus, as a person who will become a director of Brookfield Asset Management Ltd. and the filing of this consent as an exhibit to the Registration Statement.

October 18, 2022	/s/ Lori A. Pearson
Name: Lori A. Pearson